Exhibit 99.59

Press Release
Available for Immediate Publication: April 22, 2008

First National Bank of Northern California Reports First Quarter 2008 Earnings of $0.30 Per Diluted Share

Source: FNB Bancorp (CA) (Bulletin Board: FNBG) South San Francisco, California Website: www.fnbnorcal.com

Contacts: Tom McGraw, Chief Executive Officer (650) 875-4864 Dave Curtis, Chief Financial Officer (650) 875-4862

          FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California, today announced operating earnings for the first quarter of 2008 of $887,000 or $0.30 per diluted share, compared to $1,459,000 or $0.48 per diluted share for the first quarter of 2007. Total consolidated assets as of March 31, 2008 were $649,544,000 compared to $614,987,000 as of March 31, 2007.

Financial Highlights: First quarter, 2008 Consolidated Statement of Earnings (in ‘000s except earnings per share amounts)

	Three months ended March 31, 2008	Three months ended March 31, 2007

Interest income	$10,371	$9,904
Interest expense	3,322	3,086

Net Interest Income	7,049	6,818
Provision for loan losses	(990)	(150)

Non-interest income	1,261	1,004
Non-interest expense	6,177	5,758

Income before income taxes	1,143	1,914
Provision for income taxes	(256)	(455)

Net Earnings	$887	$1,459

Basis earnings per share	$0.30	$0.49
Diluted earnings per share	$0.30	$0.48

Average assets	$652,476	$596,026
Average equity	$67,747	$62,592
Return on average assets	0.54%	0.98%
Return on average equity	5.23%	9.32%
Efficiency ratio	74%	74%
Net interest margin (taxable equivalent)	4.86%	5.23%
Average number of shares outstanding	2,966	2,985
Average diluted shares outstanding	2,975	3,037

Consolidated Balance Sheets (In ‘000s)

	As of March 31, 2008	As of March 31, 2007

Assets
Cash and cash equivalents	$22,099	$40,151
Securities available for sale	87,107	90,679
Loans, net	491,400	440,487
Premises, equipment and leasehold improvements	13,880	13,723
Other real estate owned	3,955	—
Goodwill	1,841	1,841
Other assets	29,262	28,106

Total assets	$649,544	$614,987

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$183,157	$183,448
Savings and money market	183,460	187,284
Time	133,062	143,805

Total deposits	499,679	514,537
Federal Home Loan Bank advances	75,000	30,000
Accrued expenses and other liabilities	7,794	7,744

Total liabilities	582,473	552,281
Stockholders’ equity	67,071	62,706

Total liabilities and stockholders’ equity	$649,544	$614,987

           “The financial results for the first quarter of 2008 were below our expectations and reflect the difficult operating environment that all financial institutions currently face. During the first quarter of 2008, management took steps to prudently identify problem credits that require additional attention and recorded an increase in the Bank’s loan loss provision. During the first quarter of 2008, assets grew by $5,079,000 or less than 1% above December 31, 2007 levels. Total deposits have decreased by $14,858,000 or 3% year over year. The decrease in our deposit levels reflects the drawdown of cash reserves by many of our customers in reaction to the current economic slowdown coupled with an expectation of increased inflationary pressures, driven in no small part by the high cost of energy. Year over year, we have increased our use of FHLB borrowings to help fund loan growth and keep the interest rates paid on our deposit accounts at prudent levels. Since June of 2007, actions taken by the Federal Open Market Committee have driven down short term interest rates significantly. As a result, our taxable equivalent net interest margin decreased to 4.86% during the first quarter of 2008, compared with 5.23% for the same period in 2007. Our quarterly net interest income increased by $231,000 year over year, however, our provision for loan losses increased by $840,000 compared to prior year levels. The additional provision was considered necessary given the increased charge-off levels experienced during the first quarter of 2008. The financial results of the quarter were positively affected by a pretax gain of $138,000 that was related to the sale of approximately $8,200,000 in book value municipal securities that were sold in order to reduce existing FHLB borrowing levels” stated Tom McGraw, Chief Executive Officer.

          “The difficulties experienced within the loan portfolio during the first quarter of 2008 were not related to internal control or specific loan segment problems. They were customer specific situations whose problems were primarily market driven. We are not a subprime lender, and we do not have subprime loans within our loan portfolio. However, severe and continuing declines in the housing markets, including housing markets located in the surrounding Bay Area, coupled with a general contraction of available credit facilities has necessitated the actions that we have taken.” continued Tom McGraw, Chief Executive Officer.

          “Our loan and deposit portfolios are performing at reasonable levels, despite the significant drop in market interest rates we have recently experienced. Management is committed to providing our loan customers the credit they need, even during difficult times, while providing our depository customers a safe and convenient place to meet their banking needs. The Company and the Bank are well capitalized and have withstood difficult economic times before. For over forty-four years we have been dedicated to our customers, our communities, and our shareholders. We have demonstrated our ability to deliver products and services that provide meaningful financial solutions for our customers while we launch new products and services designed to make your banking experience easier and more convenient” noted Mr. McGraw.

          Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.